PURCHASE AND SALE AGREEMENT

          This Purchase and Sale Agreement (the “Agreement”) is executed on April 24th, 2007 by and between Westar Oil Inc, 9595 Wilshire Blvd, Suite 510 Beverly Hills, CA.90210 (the “Purchaser”) and Terax Energy Inc whose (the “Seller”). Seller and Purchaser are sometimes together referred to herein as “Parties.”

NOTICE IS TAKEN OF THE FOLLOWING:

A.	Seller owns certain oil and gas leasehold interests located in Texas approximately 20,000 acres that currently generate no income and related assets more fully described on the exhibits hereto.

B.

Seller desires to sell and Purchaser desires to acquire stock in Seller’s company equal to Fifty-Five percent (55%) of the issued and outstanding shares of common stock, $.001 par value per share, as of the closing of the transactions contemplated hereby (the “Terax Shares”). The purchase shall be in two installments, one installment upon execution of the agreement and the second installment no later than July 15, 2007.

          NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, Seller and Purchaser hereby agree as follows:

ARTICLE 1. - DEFINITIONS

          1.1. “Agreement” shall mean this Purchase and Sale Agreement, as amended from time to time, between Seller and Purchaser.

ARTICLE 2. - AGREEMENT TO PURCHASE AND SELL

          Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase and pay for the Stock

ARTICLE 3. - PURCHASE PRICE AND PAYMENT

          3.1. Purchase Price. The Purchase Price for the stock shall be equal to Twenty One cents ($0.21) per share, multiplied by the number of Terax Shares to be issued (the “Purchase Price”). The Purchase Price shall be paid in cash by the delivery to Seller of a certified or bank cashier's checks in New York Clearing House Funds, payable to the order of the Seller or, at the Seller’s option, by wire transfer of immediately available funds into an account designated by the Seller. An initial closing will be held pursuant to which the Purchaser will acquire nine percent (9%) of the issued and outstanding Terax Shares as of the date hereof, at a purchase price of $0.21 per share. Provided that as of 9:00 am EDT on July 15th, there shall not exist any bankruptcy or insolvency proceedings against the Seller, a second closing shall be held pursuant to which the Purchaser shall acquire forty six percent (46%) of the issued and outstanding Terax Shares as of the date hereof, at a purchase price of $0.21 per share.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

          4.1. Seller's Representations and Warranties. Seller represents and warrants to Purchaser as follows:

a.	Seller's Organization. Seller has been duly organized and is validly existing in good standing under the laws of the State of Nevada, and is qualified to do business in all jurisdictions where the nature of the Stock or its business so requires such qualification.

b.	Seller's Authority. Seller has the power and authority to enter into and perform the Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Seller of the Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and the Agreement has been duly executed and delivered by Seller. This authority shall include express acknowledgements that the board of directors of seller have approved this transaction, and that the board will provide prior to close signed Board resolutions approving this transaction. Furthermore, Seller expressly acknowledges that Seller has not relied on any written or oral representations by Purchaser, or Purchaser’s agents regarding any provision of this agreement, or any implied or express written or oral representations. Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which the Seller is a party or by which it is bound, any charter, regulation, or bylaw provision of the Seller, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on the Seller in any way.

4.2. Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller as follows:

a.	Purchaser's Organization. Purchaser has been duly organized and is validly existing and in good standing under the laws of the State of Nevada, and, at Closing.

b.	Purchaser's Authority. Purchaser has the power and authority to enter into and perform the Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Purchaser of the Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and the Agreement has been duly executed and delivered by Purchaser. This authority shall include express acknowledgements that the board of directors of Purchaser have approved this transaction, and that the board will provide prior to close signed Board resolutions approving this transaction. Furthermore, Purchaser expressly acknowledges that Purchaser has not relied on any written or oral representations by Seller, or Seller’s agents regarding any provision of this agreement, or any implied or express written or oral representations. Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which it is bound, any charter, regulation, or bylaw provision of the Purchaser, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on the Purchaser in any way.

c.

 Investment Intent. The Terax Shares are being acquired hereunder by the Purchaser for investment purposes only, for their own account, not as a nominee or agent and not with a view to the distribution thereof, except in compliance with the Securities Act of 1933, as amended, and applicable law. The Purchaser has no present intention to sell or otherwise dispose of the Terax Shares and will not do so except in compliance with the provisions of the Securities Act of 1933, as amended, and applicable law. The Purchaser understand that the Terax Shares acquired hereunder must be held indefinitely unless a subsequent disposition or transfer of any of said shares is registered under the Securities Act of 1933, as amended, or is exempt from registration therefrom. The Purchaser further understand that the exemption from registration afforded by Rule 144 (the provisions of which are known to the Sellers) promulgated under the Securities Act of 1933, as amended, depends on the satisfaction of various conditions, and that, if and when applicable, Rule 144 may afford the basis for sales only in limited amounts.

d.

Investment Experience; Suitability. The Purchaser is a sophisticated investor familiar with the type of risks inherent in the acquisition of securities such as the Terax Shares and the Purchaser’s financial position is such that the Purchaser can afford to retain the Terax Shares for an indefinite period of time without realizing any direct or indirect cash return on their investment.

e.

No Regulatory Proceedings. Neither the Purchaser nor any officer, director, principal stockholder or affiliate of the Purchaser has been the subject of any regulatory or criminal proceedings or prosecutions relating to violation of or a liability under Federal or state securities laws or a claim of breach of fiduciary duty.

f.

No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in Section 4.1 of this Agreement, neither the Seller nor any other person makes any express or implied representation or warranty with respect to the Seller, the business of the Seller, the financial condition of the Seller or the transactions contemplated by this Agreement, and the Seller disclaim any other representations or warranties, whether made by the Seller, any affiliate of the Seller or any of its officers, directors, managers, employees, agents or representatives. Except for the representations and warranties contained in Section 4.1 of this Agreement, the Seller (i) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute or otherwise, relating to the condition of the Company’s assets (including any implied or expressed warranty of merchantability or fitness for a particular) and (ii) hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Purchaser or its affiliates or representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser by any director, officer, employee, agent, consultant or representative of the Seller or any of their affiliates). The Seller makes no representations or warranties to the Purchaser regarding the probable success or profitability of the Company.

ARTICLE 5. - COVENANTS

          The Seller hereby covenants and agrees with the Purchaser as follows:

          5.1 Board of Directors Representation. The Seller agrees that upon the initial closing, the Purchaser shall have the right to designate one member to the Board of Directors of the Seller. Upon the initial closing, the Seller shall deliver to the Purchaser the undated, signed resignation David Pratt as a member of the Board of Directors of the Seller. Within five (5) business days after the initial closing, the Seller shall file with the Securities and Exchange Commission a Schedule 14f-1 under the Securities Exchange Act of 1934, as amended. Upon completion of the required ten (10) day waiting period, the Seller shall date and accept the resignation of Mr. Pratt and may then appoint such additional members to the Board of Directors as disclosed in the Schedule 14f-1.

          5.2 Officers. Upon the initial closing, the Purchaser shall have the right to designate the Seller’s Chief Executive Officer and such other officers as Purchaser shall designate.

          5.3 Name Change. Within 21 days from the initial closing date, the Seller shall cause its name to be changed to a new name designated by the Purchaser.

ARTICLE 6. - ACCESS TO INFORMATION AND INSPECTIONS

          6.1. Title Files. Promptly after the execution of this Agreement and until the Closing Date, Seller shall permit Purchaser and its representatives at reasonable times during normal business hours to examine and, at Purchaser's expense, make such copies of, in Seller's offices at their actual location, all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, payout statements and agreements pertaining to the Seller as requested by Purchaser, insofar as the same may now be in existence and in the possession of Seller.

ARTICLE 7. - ENVIRONMENTAL MATTERS, ADJUSTMENTS AND TERMINATION

          7.1. Site Inspections. Upon execution of and pursuant to the terms of this Agreement, Purchaser shall have the right, at reasonable times during normal business hours, to conduct its investigation into the status of the physical and environmental condition of the assets of the Seller, at the sole cost and expense of Purchaser.

ARTICLE 8. - TITLE DEFECTS, TERMINATION AND ADJUSTMENTS

          8.1 Definitions. For purposes hereof, the terms set forth below shall have the meanings assigned thereto:

a.	“Defensible Title,” subject to and except for the Permitted Encumbrances (as hereinafter defined), means that Seller has such title that (i) entitles Seller to receive not less than the net revenue interest shown on Exhibit B of all oil and gas produced, saved, and marketed from or attributable to the well or unit indicated; (ii) obligates Seller to bear the costs and expenses relating to the maintenance, development and operation of such well or unit in an amount not greater than the expense interest of Seller.

ARTICLE 9. - CLOSING CONDITIONS

     9.1. Seller's Closing Conditions. The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction, at or prior to the Closing, of the following conditions:

a.	all necessary consents of and filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that such consents and filings are normally obtained, accomplished, or waived after Closing;

          9.2. Purchaser's Closing Conditions. The obligations of Purchaser under this Agreement are subject, at the option of Purchaser, to the satisfaction, at or prior to the Closing, of the following conditions:

a.	all necessary consents of and filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that such consents and filings are normally obtained, accomplished or waived after Closing;

ARTICLE 10. - CLOSING

          10.1. Closing. The initial closing of this transaction (the “Closing”) shall be held at the offices of Purchaser in Dallas Texas, at 10:00 a.m. on April 18th, 2007; or at such earlier date or place as the Parties may agree in writing (the “Closing Date”).

          10.2. Seller's Closing Obligations. At Closing, Seller shall deliver to Purchaser the following:

a.	Upon the initial Closing - issuance of the Terax Shares equal to Nine (9%) percent of the issued and outstanding shares of common stock as of the initial Closing Date; Upon the final Closing - issuance of the Terax Shares equal to Forty Six (46%) percent of the issued and outstanding shares of common stock as of the initial Closing Date.

          10.3. Purchaser's Closing Obligations. At the initial Closing, Purchaser shall deliver the full Purchase Price for the purchase of Nine (9%) percent of the issued and outstanding shares of common stock.

ARTICLE 11. - DEFAULT AND REMEDIES

          11.1. Seller's Remedies. If Purchaser fails to comply with the terms of this Agreement, or if Seller’s closing conditions as set out in Section 9.1 are not satisfied or waived by Seller, in either case by the Closing Date, as it shall be extended in accordance herewith, Seller, at its sole option, may select among the following (i) enforce specific performance, or (ii) terminate this Agreement and seek damages from the Purchaser, as well as reserve the right to seek all other remedies are not being waived by Purchaser.

          11.2. Purchaser's Remedies. If Seller fails to comply with the terms of this Agreement, or if Purchaser’s closing conditions as set out in Section 9.2 are not satisfied or waived by Purchaser, in either case by the Closing Date, as it may be extended in accordance herewith, Purchaser, at its sole option, may select among the following (i) enforce specific performance, or (ii) terminate this Agreement, as well as reserve the right to seek all other remedies not being waived by Seller .

ARTICLE 12. - GENERAL

          12.1. Fees, Costs and Expenses. Except as may be otherwise specifically provided in this Agreement, all fees, costs, and expenses incurred by Purchaser or Seller in negotiating this Agreement or in consummating the transactions contemplated hereby shall be paid by the party incurring that fee or cost, including, without limitation, legal and accounting fees, and any and all costs of due diligence. All sales, use, transfer, intangible, recordation, documentary stamp or similar taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Purchaser.

          12.2. Further Assurances and Records. After the closing each of the Parties will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to said Party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered or inuring to the benefit of such Party in consummation of the transactions contemplated hereby.

          12.3. Notices. Except as otherwise expressly provided herein, all communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given and received (a) three days after being placed in United States first class mail, postage prepaid; (b) when actually delivered by fax or other telecommunication; (c) when actually delivered by certified United States mail, postage prepaid, return receipt requested; or (d) when actually delivered by receipted overnight delivery service, to the address of the parties to be notified as set forth below and addressed as follows:

Purchaser:

Seller:

          Any party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

          12.04. Indemnity. The Seller and the Buyer, jointly and severally, agree to indemnify and hold harmless each of the current and former officers and directors of Seller (each an “Indemnitee”) from and against:

(a) any and all costs, charges, expenses, fees, damages or liabilities, regardless of when they arose and howsoever arising and whether arising in law or in equity or under statute, regulation or governmental ordinance of any jurisdiction, common law or otherwise (including legal or other professional fees), and whether incurred alone or jointly with others, which the Indemnitee may suffer, sustain, incur or be required to pay arising out of, in connection with or incidental to any action, suit, demand, proceeding, investigation or claim which may be brought, commenced, made, prosecuted or threatened against the Indemnitee (any of the same hereinafter being referred to as a "Claim") for or in respect of any act, deed, matter or thing done, made, permitted or in respect of any omission to do, make or permit any act, deed, matter or thing whatsoever required or desirable to do, make or permit, by the Indemnitee arising out of, in connection with or incidental to the management, operations, activities or affairs of the Seller or the exercise by the Indemnitee of his powers or the performance of his duties as an officer or director of the Seller, unless sustained or incurred by reason of his gross negligence or intentional misconduct; and

(b) any and all costs, charges, expenses, fees, damages or liabilities which the Indemnitee may suffer, sustain or incur or be required to pay in connection with investigating, initiating, defending, preparing for, providing evidence in, instructing and receiving the advice of his own or other counsel, or any amount paid to satisfy any judgment made, fine imposed, damages or costs or any amount paid or liability incurred by the Indemnitee to settle any Claim, or any amount of tax assessed against the Indemnitee in respect of any indemnity under this Agreement.

          12.05. Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

          12.06. Exhibits. All Exhibits and Schedules attached to this Agreement, and the terms of those Exhibits and Schedules which are referred to in this Agreement, are made a part hereof and incorporated herein by reference.

          12.07 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

          12.08 Counterparts; Facsimile Signature. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Each of the parties to this Agreement agrees that a signature affixed to a counterpart of this Agreement and delivered by facsimile by any person is intended to be its, his or her signature and shall be valid, binding and enforceable against such person.

[Intentionally Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER: TERAX ENERGY INC

By:	/s/ Lawrence J. Finn
Name: Lawrence J. Finn
Title: President & CEO

PURCHASER: WESTAR OIL INC

By:	/s/ Mark nderson
Name: Mark Anderson
Title: President